Exhibit 10.15

ADDENDUM

TO

EMPLOYMENT AGREEMENT

THIS ADDENDUM TO THE EMPLOYMENT AGREEMENT (“Addendum”), is made entered into, and effective as of the 1st day of January 2025 (the “Effective Date”) by and among by Cardiff Lexington Corporation, (“Company”) a Nevada Corporation and Daniel R. Thompson (“Executive”).

WHEREAS, the Company and Executive executed and entered into an Employment Agreement dated July 15, 2020 (the “Employment Agreement”); and

WHEREAS, Section 4 of the Employment Agreement provided et forth the executive’s compensation including Executive’s base salary ( “Base Salary”); and

WHEREAS, the Company desires to amend section 4 of the Employment Agreement; and WHEREAS, pursuant to the Company’s Compensation Committee’s recommendation and approval, the Company desires to amend Section 4 of the Employment, as hereinafter provided.

NOW, THEREFORE, upon approval of the Company’s Board of Directors and in consideration of the mutual promises and agreements contained in this Addendum and the Employment Agreement, the terms and provisions of which are incorporated herein by reference thereto, as amended hereby, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Section 4 of the Employment Agreement is amended to read, in its entirety, as follows:

4.	COMPENSATION

(a)               Base Salary. Executive’s base salary (“Base Salary”) shall be paid in accordance with the Company’s normal payroll practices in effect from time to time. Executive’s Base Salary for the calendar year 2025 shall be $700,000.00 per annum.

(b)               Cash Flow/Promissory Note. The Company and Executive acknowledge that Company, in the past, was not in a cash flow position to pay Executive his fully earned monthly salary and annual bonuses. At the option of the Company’s Chief Executive Officer, a portion of, or all compensation due under this Addendum, may be paid and/or be converted to a promissory note bearing an annual interest rate of 5.00% with interest to be paid quarterly. Effective January 1, 2025, the outstanding amount of $2,320,500 owed to CEG (the Executive’s consulting company) shall accrue interest at an annual rate of 5%, with interest payments due at the end of each quarter.

(c)               Performance Bonus. Executive shall be entitled to a one-time performance bonus of $200,000.00 following the Company successfully listing on the Nasdaq Exchange with a corresponding $4 Million Dollar capital raise beginning the month after the uplisting and commensurate close of the equity raise.

(d)               Acquisition Bonus – During 2025, while under contract, the Executive will receive an acquisition bonus of $250,000 upon the closing of any new acquisition.

(e)               Annual Incentive Bonus. For the 2025 fiscal year of the Company that ends during the term, Executive will be eligible to participate in the Company’s annual incentive plan established and developed by the Compensation Committee, as it may then be in effect (the “AIP”). Executive’s target 2025 annual bonus opportunity (“Target Bonus”) will be $250,000 which Target Bonus may be increased but not decreased from time to time in the Board’s sole discretion.

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(f)                Separation Package Compensation. The Company and the Executive agree and acknowledge the Executive’s retirement effective 12.31.2025, the termination date of the Employment Agreement and this Addendum The parties have agreed to prepare a separation agreement to be executed by the parties on or before 03.31.2025. The parties are in agreement that the annual compensation to be paid to the Executive in accordance with the Company’s normal payroll practices in effect from time to time over a three (3) year term following the Executive’s retirement, are as follows:

1. 2026	$700,000.00
2. 2027	$400,000.00
3. 2028	$250,000.00

Section 2. Miscellaneous.

(a)               Reaffirmation and Incorporation of Employment Agreement. Except as expressly amended by this Addendum, the Employment Agreement, as amended by this Addendum, is and shall be unchanged and all of the covenants, representations, warranties, agreements, and conditions wet forth in the Employment Agreement shall remain and continue in full force and effect and are hereby incorporated by reference thereto, and are hereby ratified, reaffirmed, and confirmed by the Company and the Executive.

(b)               Counterpart Electronic Signatures. This Addendum may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same agreement. This Addendum may be signed electronically including, but not limited to signature via DocuSign.

(c)               Governing Law. The Addendum shall be construed in accordance, governed by, and enforced in accordance with the internal laws of the State of Nevada without giving effect to principles of conflicts of law. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in Clark County, Nevada in any legal suit, action or proceeding arising out of or based upon this Agreement or the Duties hereunder.

[Signatures appear on the following page S-1]

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IN WITNESS WHEREOF, the parties hereto have executed this Addendum, effective as of the day and date first above written.

CARDIFF LEXINGTON CORPORATION

By: /s/ L. Jack Staley

L. Jack Staley

Chairman, Compensation Committee

On Behalf of the Board of Directors

EXECUTIVE

By: /s/ Daniel R. Thompson

Daniel R. Thompson

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